Exhibit 99.1

Professional Diversity Network, Inc. Announces Financial Results for the Quarter Ended March 31, 2023

Chicago, IL, May 15, 2023 (GLOBE NEWSWIRE) — Professional Diversity Network, Inc. (NASDAQ:IPDN), (“IPDN” or the “Company”), a global developer and operator of online and in-person networks that provides access to networking, training, educational and employment opportunities for diverse individuals, today announced its financial results for the quarter ended March 31, 2023.

“The recruiting industry as a whole is still feeling the effects of the lingering financial and economic impact that has affected the current economy since 2022. As such, we have had to make adjustments in our operational strategies within our organization, moving personnel from slower producing revenue streams to other areas of the business that we feel we can increase revenues in the near future with the additional personnel”, said Adam He, CEO of Professional Diversity Network, Inc. “Our RemoteMore segment revenues for the period continue to grow, as compared to the same period in the prior year and are consistent with our expectations. As such, we have increased our investment in RemoteMore to a total of approximately 73 percent. Additionally, the operations of our recent acquisition, Expo Experts, has met our initial expectations and we expect solid results throughout the fiscal year. We are still focused on capitalizing on growth opportunities, increasing our return on organic operations, and maximizing shareholder value throughout 2023.”

First Quarter Financial Highlights:

●

In January 2023, the Company purchased the assets and operations of Expo Experts for a total consideration of $600,000 funded by the payment of $400,000 in cash and the issuance of restricted shares of PDN common stock valued at $200,000.

●

In January 2023, the Company exercised its option to purchase an additional 20 percent interest in RemoteMore at a purchase price of $116,667. In May 2023, the Company acquired an additional 7 percent interest in RemoteMore for approximately $235,000. The acquisition interest and price were based on the original valuation of RemoteMore in September 2021. This acquisition increases the Company’s interest in RemoteMore to 72.62 percent.

●	In March 2023, the Company entered into a stock purchase agreement with Ms. Yiran Gu, in connection with the purchase of 333,181 shares of common stock of the Company at a price of approximately $2.10 per share for aggregate gross proceeds of $700,000.

●	Total consolidated revenues for the three months ended March 31, 2023, decreased approximately $98,000 or 5 percent as compared to the same period in the prior year. PDN Network segment revenues decreased approximately $0.3 million, or 18 percent compared to revenues during the same period in the prior year. Offsetting the net decrease were $0.1 million of event revenue related to our recent acquisition of Expo Experts assets and operations. Revenues for the three months ended March 31, 2022, from the NAPW segment decreased less than approximately $0.1 million, or 34 percent as compared to the same period in the prior year. Revenues for RemoteMore USA for the three months ended March 31, 2023, increased approximately $0.2 million or 46 percent as compared to the same period in the prior year.

●	Basic and diluted net loss per share were $0.11 during the three months ended March 31, 2023 and March 31, 2022, respectively.

●	On March 31, 2023, cash balances were approximately $0.9 million as compared to $1.2 million on December 31, 2022. Working capital deficit from continuing operations on March 31, 2023, was approximately $1.0 million as compared to $0.2 million on December 31, 2022.

Financial Results for the Three Months Ended March 31, 2022

Revenues

Total revenues for the three months ended March 31, 2023, decreased approximately $98,000, or 5 percent, to approximately $1,955,000 from approximately $2,053,000 during the same period in the prior year. The decrease was predominately attributable to recruitment services revenues of approximately $230,000 and an approximate $67,000 decrease in membership fees and related services revenues, as compared to the same period in the prior year. Partially offsetting the decrease were increases of approximately $221,000 of contracted software development related to RemoteMore, as compared to the same period in the prior year, and approximately $83,000 of event revenue from the recently acquired Expo Experts for which there was no comparable revenue in the same period of the prior year.

During the three months ended March 31, 2023, our PDN Network generated approximately $1,128,000 in revenues compared to approximately $1,380,000 in revenues during the three months ended March 31, 2022, a decrease of approximately $252,000 or 18 percent.

During the three months ended March 31, 2023, NAPW Network revenues were approximately $129,000, compared to revenues of approximately $196,000 during the same period in the prior year, a decrease of approximately $67,000 or 34 percent.

During the three months ended March 31, 2023, RemoteMore revenue was approximately $698,000, compared to revenues of approximately $477,000 during the same period in the prior year, an increase of approximately $221,000 or 46 percent.

Costs and Expenses

Cost of revenues during the three months ended March 31, 2023 was approximately $1,074,000, an increase of approximately $212,000, or 25 percent, from approximately $862,000 during the same period of the prior year. The increase was predominately attributed to an increase of approximately $184,000 of contracted software development costs related to RemoteMore, as compared to the same period of the prior year.

General and administrative expenses decreased by approximately $54,000, or 5 percent, to approximately $1,053,000 during the three months ended March 31, 2023, as compared to the same period in the prior year. The decrease was predominately due to decreases in accounting expenses of approximately $113,000, $91,000 in share based compensation expenses, and legal expense of $19,000, as compared to the same period in the prior year. Offsetting the decrease were increases in salary-related costs of approximately $84,000, other purchased services of approximately $53,000, and bad debt expenses of $40,000.

Depreciation and amortization expense during the three months ended March 31, 2023 was approximately $133,000, a decrease of approximately $148,000, compared to approximately $281,000 during the same period in the prior year. The decrease was primarily attributable to approximately $255,000 of amortization expense related to RemoteMore’s intangible assets in the first quarter of 2022, for which there were no comparable charges in the same period of the current year, and assets and intangible assets reaching the end of their useful lives, partially offset by amortization expense of approximately $100,000 related to Expo Experts’ intangible assets for which there were no comparable charges in the same period of the prior year.

Net Loss from Continuing Operations

As the result of the factors discussed above, during the three months ended March 31, 2023, we incurred a net loss of approximately $1,109,000 from continuing operations, an increase in the net loss of approximately $220,000 or 25 percent, compared to a net loss of approximately $890,000 during the three months ended March 31, 2022.

Summary of the Quarter’s Financial Information

Amounts in the following tables are in thousands except for per share amounts and outstanding shares.

Summary of Financial Position

	March 31, 2023	December 31, 2022
Current Assets:
Cash and cash equivalents	$964	$1,237
Other current assets	1,716	2,020
Total current assets	$2,680	$3,257
Long-term assets	4,146	3,579
Total Assets	$6,826	$6,836

Total current liabilities	$4,226	$3,943
Total long-term liabilities	476	584
Total liabilities	$4,702	$4,527

Total Professional Diversity Network, Inc. stockholders’ equity	2,413	2,546
Total stockholders’ equity – noncontrolling interests	(289)	(237)
Total liabilities and stockholders’ equity	$6,826	$6,836

Summary of Financial Operations

	Three Months Ended March 31,		Change	Change
	2023	2022	(Dollars)	(Percent)
Revenues:
Membership fees and related services	$129	$196	$(67)	(34.2)%
Recruitment services	1,103	1,333	(230)	(17.2)%
Contracted Software Development	698	477	221	46.3%
Consumer advertising and marketing solutions	25	47	(22)	(46.8)%
Total revenues	$1,955	$2,053	$(98)	(4.8)%

Cost and expenses:
Cost of revenues	$1,074	$862	$212	24.6%
Sales and marketing	822	719	103	14.3%
General and administrative	1,053	1,107	(54)	(4.9)%
Depreciation and amortization	133	281	(148)	(46.8)%
Total cost and expenses:	$3,082	$2,969	$113	3.8%

Loss from continuing operations, net of tax	$(1,109)	$(890)	$(220)	(24.7)%

Basic and diluted loss per share:
Continuing operations	$(0.11)	$(0.11)

Weighted average shares outstanding:
Basic and diluted	10,016,603	8,103,557

Summary of Cash Flows from Continued Operations

	Three Months Ended March 31,
	2023	2022
Cash (used in) provided by continued operations
Operating activities	$(394)	$(287)
Investing activities	(548)	(2)
Financing activities	700	(140)
Net increase in cash and cash equivalents from continued operations	$(242)	$(429)

Professional Diversity Network, Inc. and Subsidiaries

Non-GAAP (Adjusted) Financial Measures

We believe Adjusted EBITDA provides a meaningful representation of our operating performance that provides useful information to investors regarding our financial condition and results of operations. Adjusted EBITDA is commonly used by financial analysts and others to measure operating performance. Furthermore, management believes that this non-GAAP financial measure may provide investors with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business. However, while we consider Adjusted EBITDA to be an important measure of operating performance, Adjusted EBITDA and other non-GAAP financial measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Further, Adjusted EBITDA, as we define it, may not be comparable to EBITDA, or similarly titled measures, as defined by other companies.

The following non-GAAP financial information in the tables that follow are reconciled to comparable information presented using GAAP, derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data.

The adjustments for the three months ended March 31, 2023 relate to stock-based compensation, loss attributable to noncontrolling interest, depreciation and amortization, interest and other income and income tax benefit.

The adjustments for the three months ended March 31, 2022 relate to stock-based compensation, litigation settlement reserves, loss attributable to noncontrolling interest, depreciation and amortization, interest and other income and income tax benefit.

	Three Months Ended March 31,
	2023	2022
	(in thousands)
Loss from Continuing Operations	$(1,109)	$(890)
Stock-based compensation	33	124
Litigation settlement reserve	-	17
Loss attributable to noncontrolling interest	52	205
Depreciation and amortization	133	281
Interest and other income	(7)	(1)
Income tax expense (benefit)	(11)	(26)
Adjusted EBITDA	$(909)	$(290)

About Professional Diversity Network

Professional Diversity Network, Inc. (NASDAQ: IPDN) is a global developer and operator of online and in-person networks that provides access to networking, career fairs, training, educational and employment opportunities for diverse professionals. We operate subsidiaries in the United States including International Association of Women (IAW), which is one of the largest, most recognized networking organizations of professional women in the country, spanning more than 200 industries and professions. Through an online platform and our relationship recruitment affinity groups, we provide our employer clients a means to identify and acquire diverse talent and assist them with their efforts to comply with the Equal Employment Opportunity Office of Federal Contract Compliance Program. Our mission is to utilize the collective strength of our affiliate companies, members, partners and unique proprietary platform to be the standard in business diversity recruiting, networking and professional development for women, minorities, veterans, LGBTQ+ and disabled persons globally.

In addition, PDN, Inc. owns 72.62% of RemoteMore USA, an innovative, global entity that provides remote-hiring marketplace services for developers and companies. Companies are connected with reliable, cost-efficient, vetted developers, and empowers every developer to get a meaningful job regardless of their location.

Forward-Looking Statements

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our most recently filed Annual Report on Form 10-K and in our subsequent filings with the Securities and Exchange Commission. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “should,” and “would” or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. Our most recently filed Annual Report on Form 10-K, together with this press release and the financial information contained herein, are available on our website, www.prodivnet.com. Please click on “Investor Relations.”

Investor Inquiries:

investors@ipdnusa.com

+1 (312) 614-0950

Source: Professional Diversity Network, Inc.

Released May 16, 2022